Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement File No. 333-282003
Issuer Free Writing Prospectus, dated July 31, 2025

Bunge Limited Finance Corp.

4.550% Senior Notes Due 2030
5.150% Senior Notes Due 2035

(the “Notes”)

Pricing Term Sheet

This Free Writing Prospectus relates only to the Senior Notes of Bunge Limited Finance Corp. due August 4, 2030 and the Senior Notes of Bunge Limited Finance Corp. due August 4, 2035, and should only be read together with the Preliminary Prospectus Supplement dated July 31, 2025 relating to the Senior Notes of Bunge Limited Finance Corp. due August 4, 2030 and the Senior Notes of Bunge Limited Finance Corp. due August 4, 2035. Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

4.550% Senior Notes Due 2030

Issuer:	Bunge Limited Finance Corp.
Guarantor:	Bunge Global SA
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / A- / BBB+
Principal Amount:	$650 Million
Maturity Date:	August 4, 2030
Coupon:	4.550%
Price to Public:	99.850% of the principal amount
Yield to Maturity:	4.584%
Spread to Benchmark Treasury:	+63 basis points
Benchmark Treasury:	3.875% due June 30, 2030
Benchmark Treasury Price:	99-20 ¾
Benchmark Treasury Yield:	3.954%
Interest Payment Dates:	February 4 and August 4, beginning on February 4, 2026
Trade Date:	July 31, 2025
Settlement Date**:	August 4, 2025 (T+2)

CUSIP/ISIN:	120568 BQ2 / US120568BQ25
Optional Redemption:

At any time prior to July 4, 2030 (one month before maturity), BLFC may elect to redeem and repay the Notes, at any time in whole, or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if such Notes matured on July 4, 2030 (exclusive of interest accrued but unpaid to the date of redemption) discounted to their present value as of such redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the applicable Treasury Yield, as determined by the Reference Treasury Dealers, plus 10 basis points, in each case, plus accrued and unpaid interest, if any, on the Notes to the date of redemption.

On or after July 4, 2030 (one month before maturity), BLFC may elect to redeem and repay the Notes, in whole or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes being redeemed on the redemption date. BLFC will pay accrued and unpaid interest on the Notes redeemed to the redemption date. See “Description of the Notes—Optional Redemption by BLFC” in the preliminary prospectus supplement for more information.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. ING Financial Markets LLC Wells Fargo Securities, LLC
Senior Co-Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Rabo Securities USA, Inc.

Credit Agricole Securities (USA) Inc.

Standard Chartered Bank***

Scotia Capital (USA) Inc.

ANZ Securities, Inc.

HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

Oversea-Chinese Banking Corporation Limited****

Academy Securities, Inc.

Commonwealth Bank of Australia

Natixis Securities Americas LLC

Co-Managers:

Santander US Capital Markets LLC

PNC Capital Markets LLC

Westpac Capital Markets LLC

Commerz Markets LLC

ICBC Standard Bank Plc

Cabrera Capital Markets LLC

RBC Capital Markets, LLC

Loop Capital Markets LLC

Goldman Sachs & Co. LLC

SEB Securities, Inc.

CIBC World Markets Corp.

DZ Financial Markets LLC

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

5.150% Senior Notes Due 2035

Issuer:	Bunge Limited Finance Corp.
Guarantor:	Bunge Global SA
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / A- / BBB+
Principal Amount:	$650 Million
Maturity Date:	August 4, 2035
Coupon:	5.150%
Price to Public:	99.722% of the principal amount
Yield to Maturity:	5.186%
Spread to Benchmark Treasury:	+83 basis points
Benchmark Treasury:	4.250% due May 15, 2035
Benchmark Treasury Price:	99-05
Benchmark Treasury Yield:	4.356%
Interest Payment Dates:	February 4 and August 4, beginning on February 4, 2026
Trade Date:	July 31, 2025
Settlement Date**:	August 4, 2025 (T+2)
CUSIP/ISIN:	120568 BR0 / US120568BR08
Optional Redemption:	At any time prior to May 4, 2035 (three months before maturity), BLFC may elect to redeem and repay the Notes, at any time in whole, or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if such Notes matured on May 4, 2035 (exclusive of interest accrued but unpaid to the date of redemption) discounted to their present value as of such redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the applicable Treasury Yield, as determined by the Reference Treasury Dealers, plus 15 basis points, in each case, plus accrued and unpaid interest, if any, on the Notes to the date of redemption.

On or after May 4, 2035 (three months before maturity), BLFC may elect to redeem and repay the Notes, in whole or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes being redeemed on the redemption date. BLFC will pay accrued and unpaid interest on the Notes redeemed to the redemption date. See “Description of the Notes—Optional Redemption by BLFC” in the preliminary prospectus supplement for more information.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. BBVA Securities Inc. BMO Capital Markets Corp.
Senior Co-Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Rabo Securities USA, Inc.

Credit Agricole Securities (USA) Inc.

Standard Chartered Bank***

Scotia Capital (USA) Inc.

ANZ Securities, Inc.

HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

Oversea-Chinese Banking Corporation Limited****

Academy Securities, Inc.

Commonwealth Bank of Australia

Natixis Securities Americas LLC

Co-Managers:

Santander US Capital Markets LLC

PNC Capital Markets LLC

Westpac Capital Markets LLC

Commerz Markets LLC

ICBC Standard Bank Plc

Cabrera Capital Markets LLC

RBC Capital Markets, LLC

Loop Capital Markets LLC

Goldman Sachs & Co. LLC

SEB Securities, Inc.

CIBC World Markets Corp.

DZ Financial Markets LLC

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank, SA/NV and Clearstream Banking S.A., on or about August 4, 2025, which will be the second business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is more than one business day preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the settlement date should consult their advisors.

***Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

****Oversea-Chinese Banking Corporation Limited (“OCBC”) is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States.  Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States.  OCBC shall offer and sell the Securities constituting part of its allotment solely outside the United States.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that Bunge Global SA, the Guarantor, has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at +1-800-831-9146, Deutsche Bank Securities Inc. toll-free at +1-800-503-4611 or Mizuho Securities USA LLC toll-free at +1-866-271-7403.